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                                                                   Exhibit 10.25


                                                    January 24, 2000



Mr. Charles H. Pistor, Jr.
4200 Belclaire
Dallas, Texas 75205

Dear Charles:

                  This will confirm the following agreement relating to the deferral of, and payment of, your directors' fees and retainers:

                  1. All directors' fees and retainers payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation ("AMR") and American Airlines, Inc. for the period January 1, 2000, through December 31, 2000, will be paid to you on a deferred basis as set forth below.

                  2. Interest will be accrued on the amounts to be paid on a deferred basis pursuant to paragraph 1 above, from the date such fees would otherwise have been paid to the date actually paid, at the prime rate which The Chase Manhattan Bank (National Association) from time to time charges in New York for 90-day loans to responsible commercial borrowers, such interest to be compounded monthly.

                  3. The total amount to be paid on a deferred basis plus the aggregate amount of interest accrued thereon and to accrue on the portion unpaid from time to time will be paid to you in a lump sum distribution during the month of January 2004.

                  4. AMR's obligation to make payments pursuant to paragraph 3 hereof will not be released or modified by reason of your death. In the event of your death prior to the payments contemplated by paragraph 3 hereof, the amounts deferred and interest thereon will be paid to Regina Pistor.



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                  If the foregoing is satisfactory to you, please indicate by signing and returning the enclosed copy of this letter.

                                                    Very truly yours,




                                                    Charles D. MarLett
                                                    Corporate Secretary




Accepted and agreed:




--------------------------------
Charles H. Pistor, Jr.





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